Exhibit 23.3

CONSENT OF WILLIAMSON PETROLEUM CONSULTANTS, INC.

As independent oil and gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to the incorporation by reference in this registration statement on Form S-3 of Parallel Petroleum Corporation of information from our reserves report dated January 22, 2003 entitled “Evaluation of Oil and Gas Reserves to the Interests of Parallel Petroleum Corporation, Effective December 31, 2002, for Disclosure to the Securities and Exchange Commission, Williamson Project 2.8924”, and all references to our firm included in or made a part of the annual report on Form 10-K of Parallel Petroleum Corporation for the fiscal year ended December 31, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on or about February 5, 2004.

/s/ WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas
February 2, 2004